EXHIBIT 99.3

David P. Lauer Elected R.G. Barry CORP. Interim Lead Director

PICKERINGTON, Ohio – February 3, 2014 – R. G. Barry Corporation (Nasdaq: DFZ) announced today that in concert with the Company’s succession plan following the death of its Chairman of the Board Gordon Zacks, the Board of Directors has elected David P. Lauer as Interim Lead Director. Mr. Lauer will assume the leadership of the Board for the immediate future. He currently serves as Chair of the Nominating and Governance Committee and is a member of the Audit and Compensation Committees. He has been a member of the Board since 2003.

“Gordy’s passion for R.G. Barry was unsurpassed,” said Mr. Lauer. “He inspired us all with his boundless energy, enthusiasm and tireless commitment to our customers, shareholders and employees. His knowledge of the business and our customers was a tremendous resource to our management group and the Board. Gordy remained focused on the Company’s business until the end and will be greatly missed by all who had the privilege of knowing him.”

Mr. Lauer served as Acting Chief Financial Officer of The Ohio State University’s Medical Center from 2004 to 2006. He was President and Chief Operating Officer of Bank One, Columbus, NA from 1997 to 2001; and was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from 1989-1997. He also formerly served as a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. Mr. Lauer’s past board service also includes Huntington Bancshares Incorporated, Wendy’s International, Inc., Tim Hortons Inc. and Diamond Hill Investment Group, Inc. He has been a Certified Public Accountant since 1968.

About RG Barry

RG Barry develops accessories brands that provide fashionable, solution-oriented products for a great life. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

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Contact: Roy Youst, RG Barry Investor Relations ● 614.729.7200 ● ryoust@rgbarry.com